                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549


                                  Form 8-K


                               CURRENT REPORT

                          Pursuant to Section 13 of
                     the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) December 22, 1994

                            Owens-Illinois, Inc.
           (Exact name of registrant as specified in its charter)


      Delaware                     1-9576                 22-2781933
   (State or other               (Commission             (IRS Employer
   jurisdiction of                File No.)          Identification No.)
   incorporation)


                         Owens-Illinois Group, Inc.
           (Exact name of registrant as specified in its charter)


      Delaware                    33-13061                34-1559348
   (State or other               (Commission             (IRS Employer
   jurisdiction of                File No.)          Identification No.)
   incorporation)


      One SeaGate, Toledo, Ohio                              43666
   (Address of principal executive offices)               (Zip code)

      Registrants' telephone number,
        including area code:                             419-247-5000










                           Exhibit Index -- Page 4


                              Page 1 of 6 pages

Item 5.     Other Events.

            On December 22, 1994, Owens-Illinois, Inc. issued a press release announcing the decision of the New Jersey Supreme
Court regarding the Company's United Insurance litigation. The press release is set forth as Exhibit 99 hereto.


Item 7.     Financial Statements and Exhibits.

      (c)  Exhibits

            Exhibit 99 - Owens-Illinois press release dated Decemb-er 22, 1994.







































                              Page 2 of 6 pages

                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly autho-rized.



                                   OWENS-ILLINOIS, INC.
                                   OWENS-ILLINOIS GROUP, INC.


                                   By    (David G. Van Hooser)
                                        ----------------------
                                          David G. Van Hooser
                                       Vice President, Treasurer
                                            and Comptroller
                                     (Principal Accounting Officer)



Dated:   December 22, 1994





























                              Page 3 of 6 pages

                                EXHIBIT INDEX


Exhibit
Number                             Exhibit                           Page

99          Owens-Illinois press release dated                       5
            December 22, 1994













































                              Page 4 of 6 pages

OWENS-ILLINOIS ANNOUNCES COURT DECISION AND PARTIAL SETTLEMENT
IN ASBESTOS INSURANCE CASE


     Toledo, Ohio, December 22, 1994 -- Owens-Illinois, Inc. (NYSE: OI) today announced that the Supreme Court of New Jersey has reversed and remanded for further lower court proceedings the earlier court judgment that O-I is entitled to seek reimbursement for asbestos-related claims up to the limits of insurance policies issued to the company from 1977 to 1983.

     Owens-Illinois also announced that just prior to the court decision it concluded a settlement agreement with certain reinsurers in the case, representing approximately 18 percent of total coverage limits. Pursuant to that agreement, O-I will receive approximately $96 million.

     In this litigation (Owens-Illinois, Inc. v. United Insurance Co., et al., Superior Court of New Jersey, Middlesex County), Owens-Illinois has been seeking more than $600 million of insurance coverage for personal injury and property damage lawsuits and claims.

     The New Jersey Supreme Court's ruling concerned certain policy interpretation issues, with the principal issue being the scope of liability of the defendant insurers. The Court rejected arguments of the parties as well as previous court rulings in other jurisdictions and determined that a special master should be appointed to develop an equitable allocation among the insurers and Owens-Illinois for coverage of O-I's asbestos-related losses. Previous lower court judgments had found that O-I is entitled to full reimbursement up to the policy limits. However, defendant insurers had contended that O-I is entitled to reimbursement only for a specific portion of claimant injuries that can be identified with the 1977-1983 period in which the policies were in effect.

     With regard to the continuous trigger theory of coverage, the Court affirmed lower court judgments that the insurers are liable for claims if any portion of the injury or property damage occurred during the applicable policy year.

     Thomas L. Young, Owens-Illinois executive vice president and general counsel, said, "While we regret that, after 10 years of litigation, there was not a definitive and favorable resolution of the issue of the scope of liability of the defendant insurers, we believe that the special master proceeding required by today's court decision will still result in the confirmation of significant additional coverage for the company's asbestos-related losses."





                              Page 5 of 6 pages

     Under the settlement agreement, which was reached prior to the New Jersey Supreme Court's decision announced today, cash reimbursement for O-I's asbestos-related claims will be provided at approximately 78.5% of coverage limits. The agreement is with Owens Insurance, Ltd., (OIL), the primary insurer providing coverage for O-I's asbestos-related claims, and with certain of OIL's reinsurers.

    Owens-Illinois will use the settlement proceeds of approximately $96 million for the reduction of bank debt incurred in paying asbestos claims.

     The trial of all remanded issues in this litigation, including the new requirement for a special master proceeding, is not expected to take place before late 1995.

     Mr. Young further stated, "We will make every effort to conclude this special master proceeding and other remaining litigation issues as expeditiously as possible. We also are undertaking a reassessment of our insurance asset valuation in view of today's court decision and the partial settlement of the litigation we have just effected."

     Earlier in 1994, in response to new accounting guidelines governing financial statement presentation of claims for insurance reimbursement, Owens-Illinois recorded a $650 million insurance asset, representing its estimate of the probable value of its claims for insurance reimbursement and coverage for its asbestos-related losses.

     Mr. Young added, "A reduction in this asset valuation will be necessary, but we must complete our reassessment to determine the amount of such reduction."

     A former business unit of Owens-Illinois produced a high-temperature insulating material containing asbestos from 1948 to 1958. O-I exited the insulation business in April 1958. The number of asbestos cases against the company has been reduced to 35,000 as of September 30, 1994 -- down from 43,000 at the end of 1993 and down from a high of 92,000 in 1991.














                              Page 6 of 6 pages